Exhibit 99

COVENANT TRANSPORTATION GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 19, 2017 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) ("CTG") announced today financial and operating results for the third quarter ended September 30, 2017.

Highlights for the quarter included the following:

•	Total revenue of $178.6 million, an increase of 8.6% compared with the third quarter of 2016.
•	Freight revenue of $159.5 million (excludes revenue from fuel surcharges), an increase of 7.6% compared with the third quarter of 2016.
•
Operating income of $9.0 million and an operating ratio of 94.3%, compared with operating income of $5.4 million and an operating ratio of 96.3% in the third quarter of 2016. Operating ratio is defined as: total operating expenses minus fuel surcharge revenue, divided by freight revenue.

•	Net income of $4.6 million, or $0.25 per diluted share, compared with net income of $2.9 million, or $0.16 per diluted share in the third quarter of 2016.

Chairman, and Chief Executive Officer, David R. Parker, made the following comments:  "Overall, freight demand was strong and trucking capacity was tight during the third quarter. The market improved each month and has continued at a strong level in October. Equipment utilization measured by miles per tractor improved in July and August. However, significant disruption of freight activity from the two hurricanes depressed September utilization. Consistent with a favorable balance of supply and demand, we experienced significant growth in our average rate per total mile for the quarter sequentially and on a year-over-year basis. On a year-over-year basis from a cost perspective, our margins were pressured by increasing employee pay and equipment maintenance, somewhat offset by improved net fuel expense and capital costs."

Management Discussion—Asset-Based Truckload Operations
Mr. Parker continued:  "For the quarter, total revenue in our asset‑based operations increased to $153.1 million, an increase of $4.5 million compared with the third quarter of 2016.  This increase consisted of a $1.6 million increase in freight revenue and a $2.9 million increase in fuel surcharge revenue. The $1.6 million increase in freight revenue related to a 4.1% increase in average freight revenue per tractor in the 2017 period as compared to the 2016 period, partially offset by a 69 truck (or 2.6%) decrease in our average tractor fleet. Team-driven trucks decreased to an average of 967 teams in the third quarter of 2017, a decrease of approximately 2.9% versus the average of 996 teams in the third quarter of 2016.

"Average freight revenue per tractor per week increased to $3,922 during the 2017 quarter from $3,768 during the 2016 quarter. Average freight revenue per total mile increased by 7.0 cents per mile (or 4.4%) compared to the 2016 quarter and average miles per tractor decreased by 0.3%.  The main factor impacting the decreased utilization was the disruption of the two hurricanes during the 2017 quarter, partially offset by the tighter freight market and a higher average seated truck percentage. On average, approximately 4.9% of our fleet lacked drivers during the 2017 quarter compared with approximately 6.4% during the 2016 quarter.

"At SRT, our solo-driver refrigerated truckload subsidiary, our operating loss narrowed sequentially and reflected a substantial improvement over the operating loss SRT recognized in the third quarter of 2016. The improved year-over-year results reflect improvement in average rate per total mile, as well as improved utilization, even with the disruption to SRT’s freight network resulting from the hurricanes in the third quarter of 2017.

"Salaries, wages and related expenses increased approximately 5.2 cents per mile due primarily to employee pay adjustments since the third quarter of 2016.

"Operations and maintenance expenses increased approximately 2.6 cents per mile due primarily due to additional tractor maintenance expense associated with extending the trade cycle of our tractors we commenced in the second half of 2016.

"Net fuel expense decreased by approximately 3.9 cents per mile to 8.9 cents per total mile in the 2017 quarter, primarily as a result of lower fuel hedging losses, which were $1.0 million in the 2017 quarter compared with $4.0 million in the 2016 quarter. In addition, our fuel surcharge recovery was more effective during the 2017 quarter and we expect to continue to experience improved fuel economy as we upgrade our tractor fleet.  These favorable items were partially offset by increased fuel pricing. Ultra-low sulfur diesel prices as measured by the Department of Energy averaged approximately $0.24/gallon higher in the third quarter of 2017 compared with the 2016 quarter.

"Capital costs (combined depreciation and amortization, revenue equipment rentals, and interest expense) decreased by approximately $1.3 million. The main factor was a $1.7 million year-over-year decrease in depreciation expense, resulting from a smaller fleet and the disposal of a large portion of our tractors for which we accelerated depreciation during the third quarter of 2016 and replacing them with new tractors with lower monthly depreciation per tractor. These savings were partially offset by a $0.3 million increase in year-over-year loss on disposal of equipment due to the soft used truck market."

Management Discussion—Non-Asset Based Logistics and Other Operations
Mr. Parker offered the following comments concerning Covenant Transport Solutions, Inc. ("Solutions"), the Company’s non-asset based logistics subsidiary:  "For the quarter, Solutions’ total revenue increased 60.8%, to $25.6 million from $15.9 million in the same quarter of 2016. Approximately $3.4 million of the increased 2017 quarter revenue was associated with spot operations related to the hurricane-affected regions. Operating income was approximately $2.5 million for an operating ratio of 90.3%, compared with operating income of approximately $1.8 million and an operating ratio of 88.5% in the third quarter of 2016. In addition, our 49% equity investment in Transport Enterprise Leasing ("TEL") contributed approximately $0.8 million of pre-tax income in the quarter compared with $0.5 million in the third quarter of 2016."

Cash Flow, Liquidity and Capitalization
Richard B. Cribbs, the Company's Executive Vice President and Chief Financial Officer, added the following comments: "At September 30, 2017, our total balance sheet debt and capital lease obligations, net of cash, were $211.6 million, and our stockholders’ equity was $244.4 million, for a ratio of net debt to total balance sheet capitalization of 46.4%. At September 30, 2017, the discounted value of future obligations under off-balance sheet operating lease obligations was approximately $14.4 million. Since the end of 2016, the Company's balance sheet debt and capital lease obligations, net of cash, increased by $3.5 million, while the present value of financing provided by operating leases decreased $4.3 million. At September 30, 2017, we had approximately $55.6 million of borrowing availability under our revolving line of credit.

"Our net capital expenditures for the nine months ended September 30, 2017 approximated $52.0 million compared to $46.0 million for the prior year period. In the first nine months of 2017, we took delivery of approximately 605 new company tractors and disposed of approximately 343 used tractors. Our current tractor fleet plan for full-year 2017 includes the delivery of approximately 640 new company tractors, and the disposal of approximately 650 used tractors. For 2017, the average size of our tractor fleet is expected to be approximately down 1.0% to 2.0% as compared to 2016. Our average company tractor fleet age was 2.2 years at September 30, 2017, up from 1.7 years at September 30, 2016."

Outlook
Mr. Cribbs continued: "Our outlook for the fourth quarter of 2017 is positive. Our goal remains to deliver earnings improvement for the fourth quarter of 2017 as compared to the fourth quarter of 2016. We expect strong customer demand to continue throughout the fourth quarter in all of our service offerings, as well as tightening of truckload supply as the mandatory ELD implementation date approaches. However, the timing and magnitude of these changes are difficult to predict and may be different in each of our markets. We expect year-over-year net fuel expense savings, and a flattening of the year-over-year impact of the changes to our depreciation policy adopted in the third quarter of 2016, somewhat offset by higher maintenance expense and professional driver wages. At SRT, we expect additional progress in the remaining quarter of 2017 versus 2016."

Conference Call Information
The Company will host a live conference call tomorrow, October 20, 2017, at 11:00 a.m. Eastern time to discuss the quarter.  Individuals may access the call by dialing 800-351-4894 (U.S./Canada) and 800-756-3333 (International), access code CTG3.  An audio replay will be available for one week following the call at 877-919-4059, access code 56362687. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.ctgcompanies.com/investor-relations under the icon "Earnings Info."

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, "CVTI".

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," "outlook," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to supply and demand relationship, fuel economy on our new tractor fleet, our current tractor fleet plan, average fleet size, the value of leased equipment, and the statements under "Outlook" are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: the rates and volumes realized during our peak business during the fourth quarter, any delay or repeal of the implementation of the rule requiring carriers to use ELDs, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s DOT safety rating; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; the number of shares repurchased, if any; the effects of repurchasing the shares on debt, equity, and liquidity; the effects of repurchasing no or a nominal number of shares; and the ultimate uses of repurchased shares, if any.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Richard B. Cribbs, Executive Vice President and Chief Financial Officer
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:
Kim Perry, Administrative Assistant
Kimberly.Perry@ctgcompanies.com

Covenant Transportation Group, Inc.
Key Financial and Operating Statistics

	INCOME STATEMENT DATA			INCOME STATEMENT DATA
	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
($000s, except per share data)	2017	2016	% Change	2017	2016	% Change
Freight revenue	$159,500	$148,229	7.6%	$445,212	$437,344	1.8%
Fuel surcharge revenue	19,131	16,271	17.6%	56,489	42,329	33.5%
Total revenue	$178,631	$164,500	8.6%	$501,701	$479,673	4.6%

Operating expenses:
Salaries, wages, and related expenses	60,732	57,972		178,639	171,666
Fuel expense	25,998	26,436		76,310	75,989
Operations and maintenance	13,046	11,359		37,504	34,227
Revenue equipment rentals and purchased transportation	36,361	27,831		90,719	80,308
Operating taxes and licenses	2,364	2,815		7,197	8,404
Insurance and claims	7,681	8,362		24,313	21,985
Communications and utilities	1,747	1,546		5,081	4,488
General supplies and expenses	3,729	3,405		10,919	10,193
Depreciation and amortization, including gains and losses on disposition of property and equipment	17,932	19,328		57,707	52,232
Total operating expenses	169,590	159,054		488,389	459,492
Operating income	9,041	5,446		13,312	20,181
Interest expense, net	2,174	1,959		6,216	6,210
Income from equity method investment	(750)	(450)		(2,575)	(2,450)
Income before income taxes	7,617	3,937		9,671	16,421
Income tax expense	2,985	1,068		3,530	5,568
Net income	$4,632	$2,869		$6,141	$10,853

Basic earnings per share	$0.25	$0.16		$0.34	$0.60
Diluted earnings per share	$0.25	$0.16		$0.33	$0.59
Basic weighted average shares outstanding (000s)	18,288	18,194		18,275	18,177
Diluted weighted average shares outstanding (000s)	18,424	18,287		18,373	18,258

	Three Months Ended Sep 30,			Nine Months Ended Sep 30,
	2017	2016	% Change	2017	2016	% Change
($000s)	SEGMENT REVENUES			SEGMENT REVENUES
Asset-based trucking revenues	$133,935	$132,332	1.2%	$389,832	$393,726	-1.0%
Covenant Transport Solutions non-asset based revenues	25,565	15,897	60.8%	55,380	43,618	27.0%
Freight revenue	$159,500	$148,229	7.6%	$445,212	$437,344	1.8%

	OPERATING STATISTICS			OPERATING STATISTICS
Average freight revenue per loaded mile	$1.872	$1.797	4.2%	$1.827	$1.802	1.4%
Average freight revenue per total mile	$1.689	$1.619	4.4%	$1.642	$1.614	1.7%
Average freight revenue per tractor per week	$3,922	$3,768	4.1%	$3,810	$3,750	1.6%
Average miles per tractor per period	30,511	30,595	-0.3%	90,489	90,930	-0.5%
Weighted avg. tractors for period	2,533	2,602	-2.6%	2,557	2,605	-1.8%
Tractors at end of period	2,550	2,581	-1.2%	2,550	2,581	-1.2%
Trailers at end of period	7,114	7,090	0.3%	7,114	7,090	0.3%

	SELECTED BALANCE SHEET DATA
($000s, except per share data)	9/30/2017	12/31/2016
Total assets	$650,289	$620,538
Total stockholders' equity	$244,392	$236,414
Total balance sheet debt, net of cash	$211,557	$208,075
Net Debt to Capitalization Ratio	46.4%	46.8%
Tangible book value per basic share	$13.36	$12.95

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